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                                   EXHIBIT 4.1
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                    CERTIFICATE OF DESIGNATION, PREFERENCES

                               AND RIGHTS OF THE

                SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF


                                JUST TOYS, INC.

                                 _____________

             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW

                            OF THE STATE OF DELAWARE
                                 ______________

     Just Toys, Inc. (hereinafter the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     That pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by a unanimous written consent executed on January 20, 1996, adopted a resolution providing for the authorization of 650,000 shares of Series B Convertible Redeemable Preferred Stock, par value $1.00 per share, which resolution is as follows:

RESOLVED, that there is hereby created a class of Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") consisting of 650,000 shares and pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, the voting rights, preferences, qualifications, restrictions, dividend
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rate, dividend rights, conversion rights, the per share amount payable upon voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation and the redemption price of Series B Preferred Stock be, and the same hereby are, fixed as follows:

1.   Voting Rights.
     -------------

     The holders of Series B Preferred Stock (the "Series B Preferred Holders") shall not be entitled to vote on any matters except as otherwise provided in Section 242 of the Delaware General Corporation Law. This provision shall prevail in all elections and at all proceedings over the provisions of any statute which authorizes any action by a vote or written consent of the holders of all of the shares or a specific proportion of the shares of the Corporation. It is expressly provided that the Series B Preferred Holders shall have no right to vote upon the authorization and/or issuance of any additional shares of Series B Preferred Stock for the purpose of paying any dividend on the Series B Preferred Stock or of any other class or series of preferred stock on a parity with the Series B Preferred Stock. Notwithstanding the foregoing, the Series B Preferred Holders shall have all voting rights provided under Section 242 of the Delaware General Corporation Law with respect to the authorization and/or issuance of any class or series of stock ranking senior to the Series B Preferred Stock, with respect to dividend rights or rights on liquidation, winding-up and dissolution.

2.   Ranking.
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     The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of common stock and to each other class of capital stock or series of preferred stock heretofore or hereafter issued by the Corporation (other than the Series A Preferred Stock ) which does not expressly provide that it ranks senior to or on a parity with the Series B Preferred Stock as to dividend rights or rights on liquidation, winding-up and dissolution (collectively referred to as "Junior Securities"); (ii) on a parity with each other class of capital stock or series of preferred stock issued by the Corporation (other than the Series A Preferred Stock) which expressly provides that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights or rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Securities") and (iii) junior to the Series A Preferred Stock and each other class of capital stock or series of preferred stock issued by the Corporation which expressly provides that such class or series will rank senior to the Series B Preferred Stock as to dividend rights or rights on liquidation, winding-up and dissolution (collectively referred to as the "Senior Securities"). Notwithstanding the foregoing, unless it is expressly provided otherwise, the Series B Preferred Stock will rank on a parity with all other series of preferred stock authorized or issued by the Corporation (other than the Series A Preferred Stock). Notwithstanding the foregoing, pursuant to
     Section 242 of the Delaware General Corporation Law, the Corporation shall not without the affirmative vote of at least a majority of the outstanding shares of the Series B Preferred Stock increase or decrease the par value of the shares of such class
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     or alter or change the powers, preferences, or special rights of the shares of such class so as to adversely affect the Series B Preferred Stock. Additionally, so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock issue any series of Preferred or Common Stock ranking with respect to dividends or distribution of assets senior to the Series B Preferred Stock.

3.   Dividends.
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     The Series B Preferred Holders shall be entitled to receive, but only when, as and if declared by the Board of Directors, out of the funds of this Corporation legally available therefor, cumulative quarterly dividends, payable on the last day of each December, March, June and September, at a rate per annum equal to seven percent (7%) on the Liquidation Value (as hereinafter defined) of each share of Series B Preferred Stock then outstanding commencing on its date of issuance, provided that if the Corporation elects to pay such dividends by issuing additional shares of Series B Preferred Stock, as permitted pursuant to this paragraph, dividends shall not accrue on such additional shares of Series B Preferred Stock until such shares have been issued. No interest shall accrue on any accrued and unpaid dividends. The amount of any and all dividends on the Series B Preferred Stock may, in the sole discretion of the Corporation, be paid in cash or, at the option of the Corporation, by issuing additional shares of Series B Preferred Stock valued at the Liquidation Value, or a combination of both.

     Dividends on the Series B Preferred Stock shall be cumulative, whether or not in any quarter or quarters there shall be assets of the Corporation legally available for the payment of such dividends. The Corporation shall declare and pay all or a portion of such dividends to the extent that there are sufficient assets of the Corporation legally available for payment thereof. In determining whether sufficient assets are legally available, the Corporation shall not be required to restate any of its financial statements, obtain an appraisal or do any revaluation of its assets. Such dividend may be paid in cash or in shares of Series B Preferred Stock, at the option of the Corporation, as herein provided.

     So long as any shares of the Series B Preferred Stock remain outstanding, no dividend shall be paid or declared on any Junior Security other than a dividend payable on the Corporation's common stock in shares of the Corporation's common stock, nor shall any shares of Junior Securities be acquired for consideration by this Corporation or any subsidiary unless all accrued and unpaid dividends have been declared and paid on the Series B Preferred Stock.

     No dividend shall be paid on or declared and set apart for any Parity Security for any dividend period unless at the same time the dividend on the Series B Preferred Stock for such period and all prior periods shall be paid on or declared and set apart; provided that no dividends shall be paid on or declared and set apart for the shares of the Series B
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     Preferred Stock until all accumulated and unpaid dividends from all prior years with respect to shares of all Senior Securities shall have been paid or declared and set aside.

4.   Conversion.
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     4.1  Conversion Rights.  Subject to and upon compliance with the provisions
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     of this paragraph, at the option of the Series B Preferred Holder, the
     Series B Preferred Stock held by such Series B Preferred Holder may be converted into fully paid and nonassessable shares of the Corporation's common stock, at the rate of one share of common stock for each share of Series B Preferred Stock (the "Conversion Rate"). In case the Corporation shall exercise its redemption rights in accordance with paragraph six hereof, such conversion right shall terminate at the close of business on the fifth business day prior to the date of such redemption by the Corporation, unless the Corporation defaults in making the payment due upon redemption.

          The Conversion Rate shall be adjusted in certain instances as provided in paragraph 44 hereof. No payment or adjustment shall be made upon any conversion on account of any dividends accrued and unpaid on the Series B Preferred Stock surrendered for conversion or on account of any dividends on the common stock issued upon such conversion.

     4.2  Conversion Mechanics.  In order to exercise the conversion privilege,
          --------------------
     the Series B Preferred Holders desiring to exercise such conversion privilege shall surrender the certificates representing the Series B Preferred Stock desired to be converted, duly endorsed or assigned to the Corporation or in blank with signature guaranteed, at the main office of the Corporation, accompanied by written notice to the Corporation at such office, that the Series B Preferred Holder elects to convert such Series B Preferred Stock or, if less than the entire number of shares represented by such certificate is to be converted, the portion thereof to be converted. Fractional shares of Series B Preferred Stock aggregating less than a whole share may not be converted except as set forth in paragraph 43 below.

          Series B Preferred Stock shall be deemed to have been converted immediately as of the close of business on the day of surrender of such shares for conversion in accordance with the foregoing provisions (the "Conversion Date"), and at such time the rights of such Series B Preferred Holders as holders of the Series B Preferred Stock converted shall cease, and the recipient of the common stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such common stock at such time. As promptly as practicable on or after the Conversion Date, the Corporation shall issue and shall deliver to such recipients a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided below.

          In the case of any certificates representing Series B Preferred Stock which are
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     converted in part only, upon such conversion the Corporation shall execute and deliver to the Series B Preferred Holder thereof, at the expense of the Corporation, a new certificate representing the number of shares or fraction thereof of Series B Preferred Stock represented by the surrendered certificate which were not converted.

     4.3  Fractional Shares.  No fractional shares of common stock shall be
          -----------------
     issued upon conversion of the Series B Preferred Stock. Fractional shares of Series B Preferred Stock owned by a Series B Preferred Holder may only be submitted after or concurrently with conversion of all other shares of Series B Preferred Stock then owned by such Series B Preferred Holder. In lieu of any fractional shares of common stock (or specified portion thereof), the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of common stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors) at the close of business on the Conversion Date.

     4.4  Adjustment of Conversion Rate.  The Conversion Rate for the Series B
          -----------------------------
     Preferred Stock shall be subject to adjustment from time to time as follows:

          4.4.1 If the Corporation shall declare a dividend or make a distribution on its common stock in shares of its common stock, subdivide or reclassify the outstanding shares of common stock into a greater number of shares of common stock or combine or reclassify the outstanding shares of common stock into a smaller number of shares of common stock, the Conversion Rate in effect for the Series B Preferred Stock at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the Series B Preferred Holder shall be entitled to receive for each share of Series B Preferred Stock owned by such holder, the number of shares of common stock or other securities which such Series B Preferred Holder would have owned or would have been entitled to receive immediately after such dividend, distribution, subdivision, combination or reclassification had such Series B Preferred Stock been converted prior to the occurrence of (or applicable record date for) such event. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur. All calculations under this Paragraph 4 shall be made to the nearest one hundredth (1/100th) of a share.

          4.4.2 In any case in which the provisions of paragraph 441 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event issuing to the holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of common stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of common stock issuable upon such conversion before giving effect to such adjustment and paying to such holder any amount of cash in
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          lieu of fractional shares of common stock pursuant to paragraph 43.
          4.4.3 Whenever the Conversion Rate for the Series B Preferred Stock shall be adjusted as provided in paragraph 441, the Corporation shall forthwith prepare and maintain at the principal office of the Corporation, a statement showing in detail the method of calculation of such adjustment, the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Series B Preferred Holder at the address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's chief financial officer.

     4.5  Reservation of Shares.  The Corporation shall, at all times during
          ---------------------
     which shares of Series B Preferred Stock may be converted into Common Stock as provided in this Section 4, reserve and keep available, out of any Common Stock held as treasury stock or out of its authorized and unissued Common Stock, or both, solely for the purpose of delivery upon conversion of the shares of Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be sufficient to effect the conversion of all shares of Series B Preferred Stock from time to time outstanding, and shall take such action as may from time to time be necessary to ensure that such shares of Common Stock will, when issued upon conversion of Series B Preferred Stock, be fully paid and nonassessable.

5.   Liquidation, Dissolution, Winding Up.
     ------------------------------------

     In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (the "Liquidation"), before any payments to the holders of Junior Securities and after payment of all dividends and other amounts due the holders of any Senior Securities, the Series B Preferred Holders shall be entitled to receive, out of the net assets of the Corporation, after payment or provision for payment of the debts and the liabilities of the Corporation an amount in cash equal to $3.625 per share of the Series B Preferred Stock (the "Liquidation Value"), together with an amount equal to dividends at the rate of seven percent (7%) per annum on the Liquidation Value thereof from the date on which dividends thereon became cumulative to the date of payment thereof, less the amount of dividends theretofore paid thereon. After payment to the Series B Preferred Holders of the amounts to which they are respectively entitled, the balance, if any, of the net assets of the Corporation may be paid to the holders of the Junior Securities, according to their respective rights. In case the net assets of the Corporation after payment in full to the holders of the Senior Securities are insufficient to pay the Series B Preferred Holders and the holders of all Parity Securities the full amount to which they are respectively entitled, the entire net assets of the Corporation remaining shall be distributed ratably to the Series B Preferred Holders and the holders of other Parity Securities. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer
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     by the Corporation of all or any part of its assets shall be deemed a
     Liquidation of the Corporation within the meaning of any of the provisions of this Section 5.

6.   Redemption and Sinking Fund.
     ---------------------------

     6.1 Optional Redemption. On or after December 30, 1996 the Series B
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     Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation by resolution of its Board of Directors, at any time and from time to time at the Liquidation Value of such shares, plus all dividends accrued and unpaid, whether or not earned or declared, payable on such shares up to the date fixed for redemption, upon notice as provided in
     Section 63.

     6.2  Mandatory Redemption (Sinking Fund).  Shares of the Series B Preferred
          -----------------------------------
     Stock shall be subject to redemption through the operation of a sinking fund (herein called the "Sinking Fund") at the Liquidation Value plus an amount equal to the dividends accrued and unpaid thereon to the redemption date, whether or not earned or declared. For the purposes of the Sinking Fund, out of any funds of the Corporation legally available therefor remaining after full cumulative dividends upon the Senior Securities, the Series B Preferred Stock and Parity Securities then outstanding to the end of the dividend period next preceding the date fixed for such redemption (and for the current dividend period if the date fixed for such redemption is a dividend payment date) shall have been declared and shall have been paid or set apart for payment, as and when directed by the Board of Directors, the Corporation shall set aside in cash, annually on each December 31 commencing December 31, 2001, and ending December 31, 2004, an amount sufficient to redeem annually, at the Liquidation Value plus all accrued and unpaid dividends, ten percent (10%) of the shares of the Series B Preferred Stock issued as purchase price for the acquisition of the assets of Table Toys, Inc. and any additional shares of the Series B Preferred Stock theretofore issued as a dividend on such portion of the Series B Preferred Stock. The Corporation shall, prior to each such Sinking Fund redemption, give notice of redemption as provided in Section 63.

     The Sinking Fund shall be cumulative so that if on any such December 31 the funds of the Corporation legally available therefor shall be insufficient to permit any such amount to be set aside in full, or if for any other reason such amount shall not have been set aside in full, the amount of the deficiency shall be set aside, but without interest, before any cash dividend shall be paid or declared, or any distribution made, on any Junior Security or before any Junior Security or any shares of Parity Securities shall be purchased, redeemed or otherwise acquired by the Corporation, or any moneys shall be paid to or set aside or made available for a sinking fund for the purchase or redemption of any Junior Securities or any Parity Securities (except with respect to Parity Securities on a pro rata basis); provided, however, that, notwithstanding the existence of any such deficiency, the Corporation may make any required redemption on any Parity Securities if the aggregate amount to be paid upon redemption of such Parity Securities being so redeemed bears (as nearly as practicable) the same ratio to the aggregate amount to be
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     paid upon redemption (excluding interest to the date of redemption) of all shares of such Parity Securities then due to be redeemed (excluding interest to the date of redemption) as the amount to be paid upon redemption of the Series B Preferred Stock being redeemed (excluding interest to the date of redemption) bears to the aggregate amount to be paid upon redemption of all shares of the Series B Preferred Stock then due to be redeemed (excluding interest to the date of redemption).

     The Corporation may apply as a credit, shares of Series B Preferred Stock which have been converted pursuant to Paragraph 4 or which have been redeemed at the election of the Corporation pursuant to Paragraph 61, in each case in satisfaction of all or any part of the foregoing mandatory sinking fund and redemption obligations, provided that such shares of Series B Preferred Stock have not been previously so credited. The number of shares of Series B Preferred Stock required to be redeemed shall be reduced accordingly.

     The Corporation shall redeem all remaining outstanding shares of the Series B Preferred Stock on December 31, 2005.

     6.3  Redemption Notice.  Not less than 30 nor more than 90 days prior to
          -----------------
     any redemption date, a notice specifying the time and place thereof shall be given by mail to the holders of the Series B Preferred Stock to be redeemed at their respective addresses as the same shall appear on the stock books of this Corporation. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. In the event that less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or in such other equitable manner as the Board of Directors may determine. Upon payment of the applicable redemption price the holders of the shares to be redeemed and to whom notice has been duly given shall cease to be stockholders with respect to such shares and shall have no interest in or claim against this Corporation by virtue thereof and shall have no voting or other rights with respect to such shares except the right to receive the monies payable upon such redemption from this Corporation or otherwise, without interest thereon, upon surrender (and endorsement, if required by this Corporation) of the certificates, and the shares represented thereby shall no longer be deemed to be outstanding.

     IN WITNESS WHEREOF, I, Morton J. Levy, the Chairman of the Board of Just Toys,

Inc., has signed this Certificate this 3rd day of June, 1996.

                                       JUST TOYS, INC.

                                       By: ___________________________________

                                           Morton J. Levy, Chairman of the Board